Exhibit 99.1

Material Terms of the Joint Development and License Agreement between
LG Life Sciences and Anadys Pharmaceuticals, Inc.

On April 18, 2004, we entered into a global joint development and license agreement with LGLS (the “LGLS Agreement”) for the clinical development and commercialization of ANA380 for the treatment of chronic HBV infection. Under the terms of the LGLS Agreement, we were sharing the costs for the global clinical development of ANA380 with LGLS and were granted a license for the future commercialization of ANA380 in the territories of North America, Europe, Japan and the rest of the world other than China, Korea, India and countries in Southeast Asia. In connection with the execution of the LGLS agreement, we paid a licensing fee of $4 million during May 2004 to LGLS. In addition, if the LGLS Agreement had continued and certain development and commercialization objectives had been achieved, we would have had the potential obligation to make additional milestone payments totaling up to $25.5 million. Also under the LGLS Agreement, we would have owed royalties to LGLS on any future product sales in our territories and would have received royalties from LGLS on any future product sales in China.